Exhibit 23.3

Consent of Independent Auditor

To the Members of

Panther Creek Power Operating LLC

Nesquehoning, PA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 11, 2021, relating to the financial statements of Panther Creek Power Operating LLC, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding Panther Creek Power Operating LLC’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus and Registration Statement.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

August 31, 2021